Exhibit 10.2

Retention Bonus Agreement
This Retention Bonus Agreement (this “Agreement”) is entered into and effective as of DATE (the “Effective Date”), by and between athenahealth, Inc. (together with its affiliates, the “Company”), and NAME (“you”).
In consideration of the mutual promises and consideration set forth herein, the parties agree as follows:

1.At-Will Employment. This Agreement is not intended to and does not alter the at-will nature of your employment with the Company or create a contract of employment for any particular term. You acknowledge and agree that the employment relationship that exists between you and the Company remains at-will. Nothing contained in this Agreement affects any right of the Company or you to terminate your employment at any time, nor creates any rights to continued employment on your part.

2.Retention Bonus. If you remain in continuous employment in good standing and meeting all performance expectations in your current role on the Company’s DIVISION team through December 31, 2018 (the “Retention Date”), then the Company will pay you a retention bonus in the amount of AMOUNT CURRENCY (less payroll taxes and other applicable withholdings and deductions) (the “Retention Bonus”). If your employment with the Company ends prior to the Retention Date due to your voluntary resignation or due to your termination by the Company for Cause (as defined below), then you will not be eligible to receive the Retention Bonus.

3.Payment of Retention Bonus. The Company will pay the Retention Bonus to you in a single lump within 30 days following the Retention Date, provided you become eligible to receive it as described in Section 2 of this Agreement.

4.Effect on Other Benefits. The payment of the Retention Bonus will not alter the amount of any regular wage payments or benefits you are entitled to receive in connection with your employment with the Company. For purpose of clarification, and without limiting the preceding sentence, the Retention Bonus shall not be considered in the computation of your “base salary” for any purposes or for any benefits to which you may otherwise be entitled. For the avoidance of doubt, the Retention Bonus shall not be considered “eligible earnings” for purposes of calculating any annual bonus payment for which you may be eligible.

5.Definition.    For purposes of this Agreement, “Cause” is defined as any of the following conduct by you, as determined by the Company in its reasonable discretion: (i) misconduct; (ii)  failure to perform your assigned duties or responsibilities or negligence in the performance of those duties or responsibilities; (iii) failure to meet performance expectations; (iv) behavior that you know or should know could materially harm the business or reputation of the Company; (v) breach of your most recent employment agreement with the Company (the “Employment Agreement”), this Agreement, or any other agreement between you and the Company; (vi) violation of any statutory, contractual, or common law duty or obligation owed by you to the Company (including, without limitation, the duty of loyalty); or (vii) conviction of, or plea of guilty or nolo contendere to, any felony, or of any misdemeanor involving moral turpitude or fraud, theft, or misrepresentation.

6.Confidentiality. You agree that this Agreement is confidential and that you will not discuss the fact that it exists or its terms with anyone else except your immediate family members, legal or tax advisors, or as required by law, and provided that the individuals to whom disclosure is made under this paragraph agree to maintain the confidential nature of this Agreement. You recognize that any breach of this confidentiality provision would be a material breach of this Agreement of a sort that would cause the Company

Exhibit 10.2

irreparable injury in an amount not readily quantifiable as damages, and the Company retains the right to seek legal or equitable relief as a result of the breach.

7.Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement may not be modified or amended or any terms or provisions waived or discharged except in a written addendum signed by you and the Company. This Agreement supersedes and replaces any prior agreement between the Company and you relating to the subject matter hereof. For the avoidance of doubt, this Agreement does not supersede or replace the Employment Agreement.

8.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

9.Governing Law. This document is governed in accordance with the laws of the Commonwealth of Massachusetts, and the parties agree to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts in connection with any dispute arising under or relating to this Agreement. Any dispute arising under this Agreement shall be handled in accordance with the dispute resolution procedures in the Employment Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date stated above.

NAME Date:	athenahealth, Inc. By: Name: Title: